Exhibit 10.58

By Email
November 29, 2021

Melinda Grindle
XXXXXXXXXXXXXXXXXX

Re: Employment Offer Letter at Spirit Airlines

Dear Linde,

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), I would like to take this opportunity to confirm the terms of our offer of employment. We are enthusiastic about you joining the Spirit Team!

1.Your title will be Senior Vice President & Chief Human Resources Officer (CHRO), and you will report directly to Ted Christie, CEO & President. Your start date is scheduled for January 17, 2022 and position will be located in HDQ - Spirit Support Center - Miramar. This is a full-time job, and you understand that you may not engage in any other employment, occupation, consulting or business activity related to the airline business, nor will you engage in any other activities that conflict with your obligations as a Spirit employee. Any other outside employment or consulting must be approved in advance, in writing, by Spirit’s General Counsel.

2.Your annualized base salary will be $350,000 to be paid on a semi-monthly basis. Salary is subject to periodic review based on company policy, your performance, and other factors considered by Spirit in making salary determinations.

3.You will be eligible to participate in the Company’s Short-Term Incentive Plan (STI) for 2022 at the Senior Vice president (SVP) level, according to the terms of that plan. Your target percentage will be 70% of base salary earnings paid during the 2022 STI plan year. Your actual STI payment can range from 0% to 200% of target depending on: (i) the Company’s safety performance during the year, (ii) the Company’s performance under applicable financial and operational metrics and (iii) to the extent applicable, our Compensation Committee’s assessment of your performance. STI bonuses earned for any year are usually paid during the first calendar quarter of the following year and are subject to the approval and discretion of the Compensation Committee of the Board of Directors. In no event will you be entitled to receive an STI payment for any year unless your employment with the Company continued through the last day of the year and you are actively on the payroll of Spirit Airlines on the date of the STI payment. The bonus scheme may change at any time, at the Company’s discretion.

4.Commencing in 2022, during your employment with the Company, you will be eligible to be granted annual long-term incentive equity awards ("Annual LTI Awards") under the Company’s 2015 Incentive Award Plan. Your eligibility to receive an Annual LTl Award in any year will be on the basis, terms and conditions determined by the Compensation Committee in its discretion. It is contemplated that your 2022 Annual LTl Awards at the Senior Vice President level will have a grant date face value of $550,000 and will be split 50%/25%/25% between Restricted Stock Units (50%), vesting 1/3rd annually over three years, Performance Share Units (25%), to be settled in shares of Company common stock after a three-year measurement period, and Premium Market Leveraged Stock Units, to be settled in shares of Company common stock after a three-year measurement period. Your Annual LTl Awards will be granted at the same time Annual LTl Awards are granted to other senior executive officers.

Subject to approval by our Compensation Committee at its next meeting (December 9, 2021), you will be granted an initial off-cycle equity-based incentive award (the "Off-Cycle LTl Award") having a grant face value of $300,000 (based on the closing price of Spirit common stock on the date of grant rounded down to the nearest share). The Off-Cycle LTl Award will be in the form of Restricted Stock Units and will have 3-year graded vesting with 1/3rd of the grant vesting on each anniversary following the grant date.

The foregoing Annual LTl Award and Off-Cycle LTl Award will each be subject to the terms and conditions of the Company’s 2015 Incentive Award Plan and the corresponding award agreements.

5.The Company will grant you a sign-on bonus of USD $75,000.00 less of applicable tax withholdings and required deductions. Should you decide to terminate your employment within one (1) year from your date of

Exhibit 10.58
hire, you will be responsible for repayment of the full sign-on bonus. By signing this offer, you authorize Spirit Airlines to make the appropriate deductions from your wages.

6.Commencing ninety days from your start date, you will be eligible to participate in Company-sponsored employee benefits, including medical, life, dental, vision insurance and the voluntary benefit plans. Spirit will reimburse you, up to $5,000, for the basic health plan COBRA coverage, for you and your eligible dependents, for the first 90 days of employment. You will be eligible for the Company's 401(k) plan participation after sixty days of employment. You must complete all enrollment forms within your first ninety days. On your start date, you and your immediate family will be eligible for positive space airline travel privileges on Spirit, and after six months, you will be eligible to receive Spirit buddy passes according to the Company's program. You will also receive travel privileges on other specified airlines subject to their policies and respective agreements with the Company. Your eligibility for the foregoing benefits will automatically terminate if you cease to be employed by the Company for any reason. Of course, the Company may change its benefits package at any time.

Details of Spirit’s employee benefits plan can be found at the following link
https://mybensite.com/spirit/index.php?api=true&user_type=spirit&access=ft-non

7.Spirit Airlines has partnered with Crown World Mobility (“Crown”) to provide you with a Moving and Relocation support for your move to Miramar, FL. Please review Spirit’s Relocation Policy, and Relocation Guide for the detail of qualified expenses and reimbursement guidelines.
Under the Tax Cuts and Jobs Act of 2017, which became law January 1, 2018, all moving expenses incurred and/or reimbursed on or after January 1, 2018, whether reimbursed to an individual or paid to a vendor on behalf of an individual, are taxable income to the individual. All payments for moving expenses to, or on behalf of an employee must be reported as wages and taxes must be withheld. The personal deduction for relocation expenses and the exclusion from income of employer-paid relocation expenses are suspended from January 1, 2018 through December 31, 2025. The new Federal tax legislation removes exemptions applicable to moving expense direct pays and reimbursements.
You further agree and understand that your relocation to should be complete no later than 2 years from the signature date of your fully executed employment offer.
By signing below, I agree to reimburse Spirit Airlines (also referred to below as the “Company”) for all payments made to me, or made on my behalf, in the event that my employment is terminated for “cause” or I resign for any reason, within 24 months of the physical start date in the new location. The repayment calculation is 100% for departures within the first 12 months and 50% for departures that occur after 12 months and up to 24 months from the start date. The repayment requirement excludes Company paid tax costs.
8.You agree that the Company may withhold from any compensation, reimbursements and benefits payable to you all taxes as required by law as well as other standard or customary withholdings and deductions. You also agree that target incentives do not constitute a promise of payment.

9.Under the Company's current vacation pay policy, following 90 days of employment you will accrue vacation at a semi-monthly rate of 5.00 hours per pay period. If you worked an entire year, you would be eligible to accrue a maximum of three weeks, subject to the Company’s policies on paid leave. Team members are also eligible for 10 sick days each year. Of course, the Company may change or discontinue the policy at any time.

10.As an officer of the Company, you will be eligible for participation in the Spirit Airlines, Inc. 2017 Executive Severance Plan (as may be amended from time to time), a copy of which will be provided to you under separate cover. In addition, as an officer of the Company, you will be covered by the Company's director and officer liability insurance policy, which may be changed or discontinued by the Company at any time.

11.Please note and understand that, consistent with Company practice, your employment with the Company constitutes "at will" employment and is not intended to be for a specified period. As a result, your employment with the Company may be terminated by you or the Company at any time, with or without cause and with or without advance notice.

12.As an employee of the Company, you will be expected and required to abide by the Company's policies and procedures, including (but not limited to) the Company's Code of Business Conduct and Ethics and Insider Trading Compliance Program. You also agree to comply with the covenants set forth in Annex A hereto, which is an integral part of this letter agreement.

13.This job offer is contingent upon passing a required Company and TSA background check, which may include completion of a satisfactory background check, passing a drug test, satisfactory reference checks, and a two-

Exhibit 10.58
level security clearance. The Human Resources Department will be in touch with you to coordinate pre-employment arrangements.

14.You agree and warrant that in performing services for the Company, you will not use or disclose any confidential information of any prior employer or other person or entity. You further warrant and represent that you have not taken or brought with you any confidential, proprietary or potentially trade secret information from any prior employer or other person or entity for use at the Company, and that you are able to fully and effectively perform your job functions for the Company without resort to, or reliance on, any such confidential information of any prior employer or other person or entity. You further warrant and represent that your acceptance of this offer and your employment with the Company will not breach or violate any agreement you have with a former employer or any other third party. You further warrant and represent that all information provided to the Company or its agents with regard to your background is true and correct.

15.You recognize that you will be subject to Spirit's stock ownership guidelines and "clawback" policies as in effect from time to time.

As a confirmation of your agreement and acceptance of this offer, please sign and date below, and return this original offer letter to 2800 Executive Way, Miramar, Florida, 33025, attention Ted Christie, CEO & President.

Should you have any questions, please do not hesitate to let us know. We look forward to you joining us as we continue to build the premier Ultra Low Cost Carrier in the Americas.

Sincerely,

Ted Christie
CEO & President

Agreed & Accepted:

/s/ Melinda Grindle	11/29/2021
Melinda Grindle	Date:

Attachment: Annex A
ANNEX A

Non-Solicitation. During Employee’s employment and for a period of one (1) year immediately following the termination thereof, regardless of the reason, timing or party who initiates termination of employment, Employee promises and agrees not to, directly or indirectly, either for Employee, or on behalf of or in coordination with, any other Person, solicit or hire any employee or former employee of Spirit or otherwise induce any employee of Spirit to terminate his or her employment.

Non-disparagement. Employee agrees and covenants that Employee will not at any time make, publish or communicate to any person or in any public forum any defamatory or disparaging remarks, comments or statements concerning Spirit or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, or make any maliciously false statements about Spirit’s employees and officers.

Content reviewed, initial here:

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